UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Weatherford International Ltd.

(Name of Registrant as Specified In Its Charter)

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Weatherford International Ltd. (the “Company”) is providing the following additional information to its shareholders relating to the Company’s definitive proxy statement, dated May 13, 2010 (the “Proxy Statement”), for the Company’s 2010 Annual General Meeting of Shareholders to be held on June 23, 2010 and, specifically, Agenda Item No. 8: the proposal to approve the Weatherford International Ltd. 2010 Omnibus Incentive Plan (the “Plan”).
If the Plan is approved by our shareholders, we intend that, in addition to the limitations in the Plan, any Performance Share Awards or Performance Unit Awards (as defined in the Plan) awarded to named executive officers (as used in Section 3.2 of the Plan) in 2011 and thereafter (a) will vest no sooner than at the end of the three-year period following the date such awards are awarded and (b) will be subject to performance criteria that will be determined based upon the Company’s total shareholder return relative to the total shareholder return of certain companies in the Company’s peer group, as determined at the time of the award by the Compensation Committee of the Board of Directors of the Company.